EXHIBIT 99.1

Consolidated Communications Reports First Quarter 2013 Results

  Achieved first year annualized synergy target of $20 million a full quarter ahead of plan
  Increased broadband (video and data) subscribers by 4,055
  Delivered strong financial results with a 13% increase in pro forma adjusted EBITDA on a year-over-year basis
  Provided another solid dividend payout ratio

MATTOON, Ill., May 9, 2013 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the first quarter 2013.

First quarter financial summary:

  Revenue was $156.3 million.
  Net cash from operations was $36.2 million.
  Adjusted EBITDA was $74.1 million.
  Dividend payout ratio was 62.4%.

"We had an outstanding quarter with strong financial results and continued operating and integration success," said Bob Currey, President and Chief Executive Officer. "Our strategy is working. The business is achieving solid growth with more diversified revenues and cash flows. We are delivering cash flow supporting the dividend and making success-based capital investments to sustain future growth."

"Since we closed on the acquisition of SureWest in July of last year, we have accomplished a tremendous amount. We reached our first milestone target of $20 million in annual run-rate synergies a full quarter ahead of schedule. We are in great shape to exceed our targeted $25 million in annual run-rate synergies by June of next year," Currey concluded.

Operating Statistics at March 31, 2013, Compared to pro forma March 31, 2012.

	Period Ended March 31,
	2013	2012	Increase/(decrease)%

Data connections	250,350	238,581	11,769	4.9%
Video connections	107,475	102,006	5,469	5.4%
ILEC access lines	265,855	277,051	(11,196)	(4.0%)
Voice connections (non-ILEC)	127,866	35,082	(7,216)	(5.3%)
Total connections	751,546	752,720	(1,174)	(0.2%)

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $24.7 million, and the dividend payout ratio was 62.4%. At March 31, 2013, cash and cash equivalents were $8.6 million. The Company made capital expenditures of $27.5 million.

Financial Highlights for the First Quarter Ended March 31, 2013

  Revenues were $156.3 million, compared to $93.4 million in the same period of 2012. On a pro forma basis, revenues were flat year-over-year and increased by 1.4% when excluding the loss of our prison services contract with the State of Illinois. Increases in data, internet and subsidy revenues were offset by declines in local calling, network access, long distance and prison services (which is in other operations).
  Income from operations was $28.4 million, compared to $11.0 million in the first quarter of 2012. The increase is primarily due to the SureWest acquisition, growth in the business and synergy realization. In addition, the first quarter of 2012 included $4.8 million in transaction and severance costs related to the acquisition versus $1.6 million in the current quarter.
  Interest expense, net was $24.6 million, compared to $14.6 million in the same quarter last year. The increase is mostly attributable to $8.2 million in expense related to our Senior Notes offering for the SureWest acquisition and, in part, to our fourth quarter 2012 refinancing of our term debt.
  Other income, net was $8.7 million, compared to $6.5 million for same period in 2012.  Cash distributions from our Verizon wireless partnerships were $8.1 million for the first quarter of 2013 compared to $6.2 million for the same quarter of 2012.
  Net income attributable to common stockholders was $6.8 million, compared to $1.8 million in the first quarter of 2012. "Adjusted net income attributable to common stockholders" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted net income attributable to common stockholders" was $8.2 million, compared to $5.2 million in the same quarter of 2012.
  Diluted net income per common share was $0.17, compared to $0.06 in the first quarter of 2012. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release. On that basis, "adjusted diluted net income per share" for the current quarter was $0.21 compared to $0.18 for the prior year period.
  Net cash provided from operating activities was $36.2 million, compared to $21.6 million for the first quarter in 2012.
  Adjusted EBITDA was $74.1 million, which represented an $8.5 million, or 13.0% increase versus $65.6 million on a pro forma basis for the same period in 2012.
  The total net debt to last twelve month adjusted EBITDA coverage ratio improved to 4.25 times to one.

Financial Guidance

For 2013, the Company is reiterating the following full year guidance:

2013 Guidance

Cash Interest Expense	$80.0 million to $85.0 million
Cash Income Taxes	$1.0 million to $3.0 million
Capital Expenditures	$100.0 million to $110.0 million *

* 2013 Capital Expenditure guidance includes $4.0 million in one-time integration costs.

Dividend Payments

On May 7, 2013, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on August 1, 2013 to stockholders of record at the close of business on July 15, 2013.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss first quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 35430459. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until May 16, 2013 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis. We believe net cash provided by operating activities is the GAAP financial measure most directly comparable to EBITDA.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the credit agreement and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in material respects from the ratios used in our Senior Notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Certain current and prior year GAAP amounts have been modified to give effect to pro forma events that are directly attributable to the acquisition of SureWest Communications (the "Acquisition") and factually supportable and are expected to have a continuing impact. The unaudited Pro forma financial information, which has been prepared for the periods presented, gives effect to the Acquisition as if it had occurred on January 1, 2012.

We have also presented various Adjusted Pro Forma metrics and financial information as if the acquisition had occurred as of December 31, 2011 in order to provide a better view of the combined Company's period over period performance. In calculating the unaudited Adjusted Pro Forma metrics and financial information, we did not adjust certain items to give effect to the Acquisition as if it had occurred on January 1, 2012, as required by Rule 3-05 of Regulation S-X.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to successfully integrate the operations of  SureWest Communications ("SureWest") and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; changes in content costs, which have been substantial and continue to increase; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's and SureWest's filings with the Securities and Exchange Commission, including our respective reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

– Tables Follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 8,624	$ 17,854
Accounts receivable, net	56,229	58,582
Income tax receivable	6,344	11,819
Deferred income taxes	9,000	9,000
Prepaid expenses and other current assets	13,444	11,269
Total current assets	93,641	108,524
Property, plant and equipment, net	902,260	908,236
Investments	110,752	109,750
Goodwill	604,988	604,988
Other intangible assets	47,300	49,530
Deferred debt issuance costs, net and other assets	12,975	13,800
Total assets	$ 1,771,916	$ 1,794,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 2,272	$ 14,967
Advance billings and customer deposits	28,433	28,592
Dividends payable	15,539	15,463
Accrued compensation	21,751	21,968
Accrued interest	11,534	2,962
Accrued expense	40,744	47,465
Current portion of long-term debt and capital lease obligations	9,612	9,596
Current portion of derivative liability	720	3,164
Total current liabilities	130,605	144,177
Long-term debt and capital lease obligations	1,206,065	1,208,248
Deferred income taxes	140,351	138,842
Pension and other post-retirement obligations	153,540	156,710
Other long-term liabilities	10,503	10,746
Total liabilities	1,641,064	1,658,723

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 40,113,018 and 39,877,998, shares outstanding as of March 31, 2013 and December 31, 2012, respectively	399	399
Additional paid in capital	169,231	177,315
Accumulated other comprehensive loss	(43,052)	(45,784)
Noncontrolling interest	4,274	4,175
Total shareholders' equity	130,852	136,105
Total liabilities and shareholders' equity	$ 1,771,916	$ 1,794,828

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Revenues	$ 156,295	$ 93,364
Operating expenses:
Cost of services and products	58,332	35,864
Selling, general and administrative expenses	34,275	19,528
Financing and other transaction costs	179	4,822
Depreciation and amortization	35,111	22,137
Income from operations	28,398	11,013
Other income (expense):
Interest expense, net	(24,600)	(14,600)
Other income, net	8,677	6,480
Income before income taxes	12,475	2,893
Income tax expense	5,593	1,009
Net income	6,882	1,884
Less: Net income attributable to noncontrolling interest	99	125
Net income attributable to Consolidated Communications Holdings, Inc.	$ 6,783	$ 1,759

Diluted net income attributable to Consolidated Communications Holdings, Inc. per common share	$ 0.17	$ 0.06

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
OPERATING ACTIVITIES
Net income	$ 6,882	$ 1,884
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	35,111	22,137
Deferred income taxes	(124)	--
Cash distributions from wireless partnerships less than earnings	(770)	(374)
Non- cash stock-based compensation	656	501
Amortization of deferred financing	544	3,463
Other adjustments, net	2,519	60
Changes in operating assets and liabilities, net	(8,626)	(6,052)
Net cash provided by operating activities	36,192	21,619
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(27,517)	(10,043)
Purchase of investments	(84)	--
Proceeds from sale of assets	21	20
Other	--	92
Net cash used in investing activities	(27,580)	(9,931)
FINANCING ACTIVITIES
Proceeds on issuance of long-term debt	13,000	--
Payment of capital lease obligation	(85)	(45)
Payment on long-term debt	(15,310)	(2,200)
Payment of financing costs	--	(5,083)
Dividends on common stock	(15,447)	(11,571)
Net cash provided by (used in) financing activities	(17,842)	(18,899)
Net change in cash and cash equivalents	(9,230)	(7,211)
Cash and cash equivalents at beginning of period	17,854	105,704
Cash and cash equivalents at end of period	$ 8,624	$ 98,493

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	Actuals	Pro Forma
	2013	2012

Telephone Operations
Local calling services	$ 26,347	$ 28,526
Network access services	29,654	30,859
Subsidies	13,446	12,194
Long distance services	4,635	5,644
Data, Video and Internet services	66,901	61,168
Other services	9,363	9,587
Total Telephone Operations	150,346	147,978
Other Operations	5,949	8,282
Total operating revenues	$ 156,295	$ 156,260

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
		Adjusted
	Actuals	Pro Forma
	2013	2012
Net cash provided by operating activities	$ 36,192	$ 37,109
Add (subtract):
Income tax expense	5,593	984
Interest expense	24,600	18,932
Compensation from restricted share plan	(656)	(1,860)
Other adjustments, net	(2,169)	2,358
Changes in operating assets and liabilities	8,626	3,843
EBITDA	72,186	61,366

Adjustments to EBITDA (1):
Other, net (2)	(6,827)	(3,822)
Investment distributions (3)	8,101	6,211
Non-cash compensation (4)	656	1,860
Adjusted EBITDA	$ 74,116	$ 65,615

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under the credit agreement.
(2) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, transaction related costs and certain miscellaneous items.
(3) Includes all cash dividends and other cash distributions received from our investments.
(4) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended March 31, 2013
Adjusted EBITDA	$ 74,116

- Cash interest expense	(21,737)
- Capital expenditures	(27,517)
- Cash income taxes	(118)

Cash available to pay dividends	$ 24,744

Dividends Paid	$ 15,447
Payout Ratio	62.4%

* The above calculation excludes the principal payments on the amortization of our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term debt, net of discount of $4,902	$ 912,749
Senior unsecured notes, net of discount of $1,831	298,169
Capital leases	4,759
Total debt as of March 31, 2013	$ 1,215,677
Less cash on hand	(8,624)
Total net debt as of March 31, 2013	$ 1,207,053

Adjusted EBITDA, pro forma, for the last twelve months ended March 31, 2013	$ 283,952

Total Net Debt to last twelve months
Adjusted EBITDA, pro forma	4.25x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2013	2012
Reported net income attributable to common stockholders	$ 6,783	$ 1,759
Transaction and severance related costs, net of tax	1,015	3,140
Non-cash stock compensation, net of tax	412	326
Adjusted net income attributable to common stockholders	$ 8,209	$ 5,225

Weighted average number of shares outstanding	39,755	29,689
Adjusted diluted net income per share	$ 0.21	$ 0.18

Calculations above assume a 37.2 and 34.9 percent effective tax rate for the three months ended March 31, 2013 and 2012, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	Actuals	Actuals	Actuals	Pro Forma	Pro Forma
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
ILEC access lines
Residential	152,644	153,855	155,274	157,293	159,141
Business	113,211	114,742	115,686	117,070	117,910
Total local access lines	265,855	268,597	270,960	274,363	277,051
Quarterly change	(1.0%)	(0.9%)	(1.2%)	(1.0%)	(1.3%)

Voice Connections [1]
Residential	77,515	78,811	80,097	81,190	82,850
Business	50,351	50,918	51,360	51,852	52,232
Total voice connections	127,866	129,729	131,457	133,042	135,082
Quarterly change	(1.4%)	(1.3%)	(1.2%)	(1.5%)	(0.8%)

Data and Internet Connections [2]	250,350	247,633	246,817	242,681	238,581
Quarterly change	1.1%	0.3%	1.7%	1.7%	0.8%
Res. penetration of marketable homes	30.3%	30.2%	30.2%	30.1%	30.3%

Video Connections [2]	107,475	106,137	105,202	102,837	102,006
Quarterly change	1.3%	0.9%	2.3%	0.8%	1.2%
Res. penetration of marketable homes	20.5%	20.3%	20.2%	19.9%	20.0%

Total Connections	751,546	752,096	754,436	752,923	752,720
Quarterly change	(0.1%)	(0.3%)	0.2%	0.0%	(0.2%)

Network Stats - Marketable Homes
Fiber homes	195,962	194,895	192,475	187,591	182,639
HFC homes	94,433	94,418	94,272	94,258	94,251
Copper homes	399,547	399,547	399,547	399,547	399,547
Total	689,942	688,860	686,294	681,396	676,437

Data marketable homes	677,514	676,432	673,866
% of total marketable homes	98%	98%	98%
Video marketable homes	524,950	524,019	520,706
% of total marketable homes	76%	76%	76%

Note: The figures in the table, excluding ILEC access lines, do not include SureWest business subscribers.

[1] These include voice lines outside the ILECs and Voice-over-IP inside the ILECs.
[2] These connections are both residential and business (excluding SureWest business subscribers). They include services both inside and outside the ILECs.
CONTACT: Matt Smith
         VP of Investor Relations & Treasurer
         217-258-2959
         matthew.smith@consolidated.com